Exhibit 10.12

SYNAGEVA BIOPHARMA CORP.

2005 STOCK PLAN

STOCK OPTION AGREEMENT

1. Grant of Option. Synageva BioPharma Corp., a Delaware corporation (the “Company”), hereby grants to [Name] (“Optionee”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Stock Option Grant (the “Notice”), at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the Synageva BioPharma Corp. 2005 Stock Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.

2. Designation of Option. This Option is intended to be an Incentive Stock Option as defined in Section 422 of the Code only to the extent so designated in the Notice, and to the extent it is not so designated or to the extent the Option does not qualify as an Incentive Stock Option, it is intended to be a Nonstatutory Stock Option.

Notwithstanding the above, if designated as an Incentive Stock Option, in the event that the Shares subject to this Option (and all other Incentive Stock Options granted to Optionee by the Company or any Parent or Subsidiary, including under other plans of the Company) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a Nonstatutory Stock Option, in accordance with Section 5(c) of the Plan.

3. Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions of Section 9 of the Plan as follows:

(a) Right to Exercise.

(i) This Option may not be exercised for a fraction of a share.

(ii) In the event of Optionee’s death, disability or other termination of employment, the exercisability of the Option is governed by Section 6 below, subject to the limitations contained in this Section 3.

(iii) In no event may this Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(b) Method of Exercise.

(i) This Option shall be exercisable by execution and delivery of the Exercise Notice and Stock Purchase Agreement attached hereto as Exhibit A, or any other form of written notice approved for such purpose by the Company which shall state Optionee’s election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered to the Company by such means as are determined by the Plan Administrator in its discretion to constitute adequate delivery. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

(ii) As a condition to the exercise of this Option and as further set forth in Section 11 of the Plan, Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the vesting or exercise of the Option, or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.

(iii) The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of the Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by the Applicable Laws.

4. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Optionee:

(a) cash; or

(b) check.

5. Forfeiture. This Option (whether or not vested or exercisable) is subject to forfeiture, termination and rescission, and Optionee will be obligated to return to the Company the value received with respect to the Option (including Shares delivered under this Option, and any gain realized on a subsequent sale or disposition of Shares), (a) upon or in connection with (i) a breach by Optionee of a non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or its subsidiaries or (ii) an overpayment to Optionee of incentive compensation due to inaccurate financial data, (b) in accordance with Company policy relating to the recovery of erroneously-paid incentive compensation, as such policy may be amended and in effect from time to time, or (c) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, the Dodd-Frank Wall Street

Reform and Consumer Protection Act. By accepting this Option, Optionee agrees to return the full amount required under this Section 5 at such time and in such manner as the Plan Administrator shall determine in its sole discretion and consistent with applicable law. Neither the Plan Administrator nor the Company will be responsible for any adverse tax or other consequences to Optionee that may arise in connection with this Section 5.

6. Termination of Relationship. Following the date of termination of Optionee’s Continuous Service Status for any reason (the “Termination Date”), Optionee may exercise the Option only as set forth in the Notice and this Section 6. To the extent that Optionee is not entitled to exercise this Option as of the Termination Date, or if Optionee does not exercise this Option within the Termination Period set forth in the Notice or the termination periods set forth below, the Option shall terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(a) Termination. In the event of termination of Optionee’s Continuous Service Status other than as a result of Optionee’s disability or death or for Cause (as defined in the Plan), Optionee may, to the extent Optionee is vested in the Option Shares at the Termination Date, exercise this Option during the Termination Period set forth in the Notice.

(b) Other Terminations. In connection with any termination other than a termination covered by Section 6(a), Optionee may exercise the Option only as described below:

(i) Termination upon Disability of Optionee. In the event of termination of Optionee’s Continuous Service Status as a result of Optionee’s disability, Optionee may, but only within six months from the Termination Date, exercise this Option to the extent Optionee was vested in the Option Shares as of such Termination Date.

(ii) Death of Optionee. In the event of the death of Optionee (a) during the term of this Option and while an Employee of the Company and having been in Continuous Service Status since the date of grant of the Option, or (b) within thirty (30) days after Optionee’s Termination Date, the Option may be exercised at any time within twelve months following the date of death by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent Optionee was vested in the Option as of the Termination Date.

(iii) Termination for Cause. In the event Optionee’s Continuous Service Status is terminated for Cause, the Option shall terminate immediately upon such termination for Cause as set forth in Section 9(b)(iv) of the Plan. In the event Optionee’s employment with the Company is suspended pending investigation of whether such relationship shall be terminated for Cause, all Optionee’s rights under the Option, including the right to exercise the Option, shall be suspended during the investigation period, also as set forth in Section 9(b)(iv) of the Plan.

7. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

8. Notice of Disqualifying Disposition. With respect to any Shares issued upon exercise of an Incentive Stock Option, if Optionee sells or otherwise disposes of such Shares on or before the later of (i) the date two years after the Option grant date, or (ii) the date one year after the date of exercise, Optionee shall immediately notify the Company in writing of such disposition.

9. Change of Control Acceleration. In the event of a Change of Control the outstanding awards are not being assumed or substituted by the Successor Corporation in connection with the transaction, the vesting and exercisability of this Option shall accelerate such that this Option shall become fully vested and exercisable, effective as of immediately prior to consummation of the transaction. The Company shall notify the Optionee or holder of such Change of Control at least ten (10) days prior to the date of Change of Control. To the extent that this Option is not exercised prior to consummation of a Change of Control in which this Option is not being assumed or substituted, this Option shall terminate upon the consummation of the Change of Control transaction.

In the event (i) of a Change of Control, and (ii) Optionee is a Participant holding an option assumed or substituted by the Successor Corporation in the Change of Control, and Optionee is involuntarily terminated by the Successor Corporation without Cause (not including death or disability) at the time of, or within one (1) year following consummation of, the Change of Control transaction, then any assumed or substituted option held by the terminated Optionee at the time of termination shall fully accelerate and become exercisable. The acceleration of vesting provided for in the previous sentence shall occur immediately prior to the effective date of termination of Optionee’s Continuous Service Status.

If any payment or benefit an Optionee would receive pursuant to a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Optionee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of Stock Awards; reduction of employee benefits. In the event that acceleration of vesting of Stock Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Optionee’s Stock Awards (i.e., earliest granted Stock Award cancelled last) unless Optionee elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Optionee and the Company within fifteen (15) calendar days after the date on which Optionee’s right to a Payment is triggered (if requested at that time by Optionee or the Company) or such other time as requested by Optionee or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Optionee and the Company with an opinion reasonably acceptable to Optionee and Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Optionee and the Company.

10. Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Plan Administrator regarding any questions relating to the Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail. The Notice and the Option, including the Plan, constitutes the entire agreement between Optionee and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

[Signature Page Follows]

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

THE COMPANY: Synageva BioPharma Corp.

By:
(Signature)
Name: Title:	Sanj K. Patel President & CEO

OPTIONEE:

Name of Optionee: